AXA EQUITABLE LIFE INSURANCE COMPANY


             ENDORSEMENT APPLICABLE TO A CHARITABLE REMAINDER TRUST

When issued with this Endorsement, the definition of "Free Withdrawal Amount" in
Section 8.01 of this Contract is amended as follows:

         "Free Withdrawal Amount" means the greater of (1) the current Annuity Account Value, less Contributions that have not been deemed withdrawn and (2) the Free Withdrawal Amount as specified in the Data pages.






AXA EQUITABLE LIFE INSURANCE COMPANY

[                                           [
/s/ Christopher M. Condron                  /s/ Karen Field Hazin
Christopher M. Condron                      Karen Field Hazin
Chairman and Chief Executive Officer]       Senior Vice President, Secretary and
                                            Associate General Counsel ]




ICC10CRT